Chesapeake
Natural Gas.
Natural Advantages.

Randal Wilson, CPL
Senior Landman

April 3, 2006

Mr. Rick Jeffs
Nathan Oil Partners, LP
3rd Floor, 346 Kensington High Street
London W14 8NS, UK

Re: Letter Agreement
Mail Trail Prospect
Edwards County, Texas

Dear Mr. Jeffs:

This Agreement is entered into this 3rd day of April, 2006, by and between Chesapeake Exploration Limited Partnership ("CELP"), P.O. Box 18496, Oklahoma City, Oklahoma 73154-0496 and Nathan Oil Partners, LP ("Nathan"), 3rd Floor, 346 Kensington High Street, London W14 8NS, UK. This Agreement confirms the terms and conditions whereby Nathan has agreed to convey its interest in certain leases to CELP allowing CELP the opportunity to explore for oil and/or natural gas on the lands subject to said leases.

Section 1

1. Nathan shall provide CELP with an Assignment, in the form attached hereto as Exhibit "C" ("Assignment") of 100.0% of its leasehold interest in the Leases described in the attached Exhibit "A" ("Leases"), insofar as said Leases cover those depths below one thousand five hundred feet (1,500'). CELP, upon successful completion of a well capable of producing hydrocarbons in commercial quantities, shall have perpetuated its assignment in the Leases.

2. If, for any reason, any of the Leases expire before being developed, CELP will make every reasonable effort to acquire a new lease, or an extension of said lease which extension shall be subject to this agreement.

Section 2

1. Nathan represents that the Leases are subject to combined royalty and overriding royalty interest of no greater than 25%, allowing Nathan to convey a 75.00% net revenue interest; not subject to any mortgage, lien, or similar financial burden; not subject to any dispute, lawsuit, or other unresolved claim; and are freely assignable pursuant to the terms of this Agreement.

2. CELP shall review title to the Leases and determine to its sole satisfaction that Nathan has good and indefeasible title to the Leases. In this regard, Nathan shall make available to CELP copies of the Leases, title run sheets and copies of supporting instruments upon which Nathan relied to acquire the Leases, with the understanding Nathan makes no warranties as to their accuracy. Nathan shall also make available to CELP copies of instruments proving ownership of the Leases remains vested in Nathan, provide documentation showing the corporate structure of Nathan and provide documentation of Rick Jeffs' authority to convey Nathan's leases.

3. CELP shall pay all rentals (if any), shut-in royalties and other guaranteed obligations due and/or payable under the Leases after the effective date of the Assignment into CELP.

Section 3

1. As a condition of this Agreement, CELP agrees to contract a 3-D seismic survey over an area which will include coverage of the Leases. CELP will bear the entire cost and expense of the 3-D seismic survey.

2. CELP shall, in addition to that which is provided for in Article VI.D of the JOA, provide interpretive data to Nathan insofar as said data relates to the acreage covered by the Leases. In the Initial Well, CELP shall also provide to Nathan an array of logs, including a magnetic imaging log, and sidewall cores in the interval specified by Nathan in the shallow oil zone covered by Nathan's leases but not subject to this Agreement.

Section 4

1. The Joint Operating Agreement ("JOA") attached as Exhibit "B" shall govern operations of all wells drilled on the Leases.

2. CELP shall initiate drilling operations of an Initial Well ("Initial Well") drilled on the Leases or lands pooled therewith before the expiration of the primary term of the Leases. Should CELP fail to timely drill the Initial Well on the Leases subject to this Agreement and a lease originally owned 100.0% by Nathan and delivered to CELP hereunder expires and CELP does not acquire a new lease, or an extension of the lease, CELP shall pay Nathan as liquidated damages, and not a penalty, the sum of $500,000.00.

3. CELP shall notify Nathan promptly when the initial ten (10) wells drilled pursuant to this Agreement have produced revenue (net of taxes and royalties) in an amount sufficient to pay 100.0% of the costs associated with the drilling, completing, equipping and operating of the wells ("Project Payout"). At such time, Nathan shall automatically back-in with a 25.0%

working interest in such wells. However, Nathan shall have the option to back-in with its 25.0% working interest at any time prior to Project Payout by paying to CELP whatever amount of the costs that have not been realized from production attributable to said 25.0% working interest to accomplish payout so as to insure that CELP will recoup all drilling, completing, equipping and operating costs attributable to said 25.0% working interest incurred up to that point when Nathan elects to back-in ("Early Project Payout"). Once Project Payout has occurred or Nathan has elected and funded Early Project Payout, as the case may be, all wells drilled subsequent to such election shall be drilled under the terms of Section 4, paragraph 4 below. CELP shall have the sole and exclusive right to propose wells under this Agreement and under the Joint Operating Agreement attached hereto until Project Payout or Early Project Payout is realized or until April 15, 2011, whichever occurs first.

4. In those wells drilled after Nathan has backed-in upon Project Payout or Early Project Payout, Nathan will have the option to either elect to participate with a 25.0% Working Interest, or in lieu of participation or any non-consent penalties, Nathan may elect to back-in after the well has paid out with a 6.25% working interest in each such well. Nathan's election to participate or back-in after payout on such subsequent wells must be made within the election period presented under Article VI.B of the JOA.

5. CELP shall timely assign to Nathan the appropriate working interest percentage in the wellbore of each well based on the level of participation Nathan has elected as per the provisions of this Agreement. The form of Wellbore Assignment is attached as Exhibit "D".

6. Should it occur that CELP has not proposed a well and commenced operations for the drilling of said well within sixty (60) days from the expiration of a Lease's primary term, or from the expiration of the term provided for in a Lease's continuous development provision, Nathan shall have the right to propose/drill a well under the terms of Article VI.B of the JOA; however, in such instance, CELP shall only have fifteen (15) days from receipt of Nathan's proposal to make an election as to participation.

7. This Agreement hereby grants to Nathan contractual rights to acreage sufficient to propose/drill wells pursuant to Section 4, paragraph 6 above on the undeveloped portion of the leasehold not previously designated to a well for Texas Railroad Commission purposes.

Section 5

CELP shall charge a $.50/mcf transportation fee, which shall include any fees/costs associated with processing, and a $.03/mcf marketing fee for natural gas produced/transported from the Leases and shall, upon successful completion of a well capable of producing natural gas in commercial quantities, immediately begin the process of building, or procuring, a pipeline to transport the natural gas to market. The terms, insofar as they relate to any sale while CELP is transporting/marketing Nathan's share of production, shall be the same for CELP and Nathan.

Section 6

This Agreement does not constitute nor create, nor shall it be construed to create, a partnership, mining or otherwise, or a fiduciary relationship of any kind or character whereby CELP and Nathan shall become liable for the acts and deeds of the other. CELP and Nathan shall be responsible for bearing and paying its share of costs and expenses incurred as set out in this Agreement and in the JOA.

Section 7

All matters relating to the validity, construction, interpretation and performance hereunder shall be determined in accordance with the laws of the State of Texas notwithstanding the conflict of law rules that would direct application of the laws of another jurisdiction.

Section 8

The terms and provisions hereof shall extend to and be binding upon CELP and Nathan, their respective successors and assigns. The right, title and interest of CELP and Nathan shall be fully assignable, in whole or on part, provided any assignment shall be made expressly subject to the terms and conditions of this Agreement.

Section 9

This Agreement constitutes the entire agreement between CELP and Nathan. In the event there is any conflict between the terms of this Agreement and the JOA, the terms of this Agreement shall control.

If you are in agreement with the terms and conditions contained herein, please sign in the space provided below and return one original of this Agreement to the undersigned. This Agreement shall be effective as of the date first written.

CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP,
an Oklahoma limited partnership

By:____
Henry J. Hood, Senior Vice President – Land and Legal
Chesapeake Operating, Inc., General Partner

AGREED TO AND ACCEPTED THIS 8th day of ~~April~~ May, 2006.

NATHAN OIL PARTNERS, LP,
a Texas limited partnership

By:____
Rick Jeffs, Manager
Nathan Oil Operating Co., LLC,
a Texas limited liability company, General Partner

W:\Permian_South\Watson\Watson\Randal\Rick Jeffs - Letter Agr - 20060403.doc

EXHIBIT "A"

ATTACHED TO AND MADE A PART OF THAT CERTAIN LETTER AGREEMENT DATED APRIL 3, 2006 BY AND BETWEEN CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP, AS OPERATOR AND NATHAN OIL PARTNERS, LP, AS NON-OPERATOR

Oil and Gas Lease dated February 1, 2002, between The Allar Company, et al, as Lessor, and Nathan Oil Partners, LP, as Lessee, recorded in Volume 202, Page 443, of the Official Public Records of Edwards County, Texas, and covering the following lands:

Block III, GWT&P Ry. Co. Survey

Section 34: All	Section 35: All
Section 36: All	Section 37: All
Section 38: All	Section 39: All
Section 46: All	Section 47: All
Section 48: All	Section 49: All
Section 50: All	Section 59: S/2
Section 60: S/2	

Oil and Gas Lease dated February 4, 2002, between Anita V. Driver, Individually and as administrix of the Estate of Irene W. Vargas, deceased, as Lessor, and Nathan Oil Partners, LP, as Lessee, recorded in Volume 202, Page 461, of the Official Public Records of Edwards County, Texas, and covering the following lands:

Block V-11, Alfonso Garcia Original Grantee

Being all of Survey 16, Abstract 1493, containing 790.2 acres, more or less, save & except the north 990 varas of said Survey 16 and 160 acres out of the Southeast corner of said Survey 16.

Oil, Gas and Mineral Leases dated February and March, 2002, between Pam Rhoades Davis, Richard Nichols, Eddie Thomas, Candice Baggett, Dale Robert Rhoades, Jr., and Margie L. Rhoades, Attorney-in-Fact for Dale Robert Rhoades, as Lessors, and Nathan Oil Partners, LP, as Lessee, recorded in Volume 202, Pages 466, 471, 476, 481, 486 and 491 of the Official Public Records of Edwards County, Texas, and covering the following lands:

Block III, GWT&P Ry. Co. Survey

Section 59: N/2
Section 62: S/2

EXHIBIT "B"

ATTACHED TO AND MADE A PART OF THAT CERTAIN LETTER AGREEMENT DATED APRIL 3, 2006 BY AND BETWEEN CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP, AS OPERATOR AND NATHAN OIL PARTNERS, LP, AS NON-OPERATOR

A.A.P.L. FORM 610-1982

MODEL FORM OPERATING AGREEMENT

OPERATING AGREEMENT

DATED

______________, 2006 ,

OPERATOR Chesapeake Exploration Limited Partnership

CONTRACT AREA ____________________________________

____

____

COUNTY ~~OR PARISH~~ OF Edwards STATE OF Texas

TABLE OF CONTENTS

OPERATING AGREEMENT

THIS AGREEMENT, entered into by and between Chesapeake Exploration Limited Partnership ______, hereinafter designated and referred to as "Operator", and the signatory party or parties other than Operator, sometimes hereinafter referred to individually herein as "Non-Operator", and collectively as "Non-Operators".

WITNESSETH:

WHEREAS, the parties to this agreement are owners of oil and gas leases and/or oil and gas interests in the land identified in Exhibit "A", and the parties hereto have reached an agreement to explore and develop these leases and/or oil and gas interests for the production of oil and gas to the extent and as hereinafter provided,

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.
DEFINITIONS

As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

A. The term "oil and gas" shall mean oil, gas, casinghead gas, gas condensate, and all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

B. The terms "oil and gas lease", "lease" and "leasehold" shall mean the oil and gas leases covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

C. The term "oil and gas interests" shall mean unleased fee and mineral interests in tracts of land lying within the Contract Area which are owned by parties to this agreement.

D. The term "Contract Area" shall mean all of the lands, oil and gas leasehold interests and oil and gas interests intended to be developed and operated for oil and gas purposes under this agreement. Such lands, oil and gas leasehold interests and oil and gas interests are described in Exhibit "A".

E. The term "drilling unit" shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a drilling unit is not fixed by any such rule or order, a drilling unit shall be the drilling unit as established by the pattern of drilling in the Contract Area or as fixed by express agreement of the Drilling Parties.

F. The term "drillsite" shall mean the oil and gas lease or interest on which a proposed well is to be located.

G. The terms "Drilling Party" and "Consenting Party" shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

H. The terms "Non-Drilling Party" and "Non-Consenting Party" shall mean a party who elects not to participate in a proposed operation.

Unless the context otherwise clearly indicates, words used in the singular include the plural, the plural includes the singular, and the neuter gender includes the masculine and the feminine.

ARTICLE II.
EXHIBITS

The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

☑ A. Exhibit "A", shall include the following information:

(1) Identification of lands subject to this agreement,

(2) Restrictions, if any, as to depths, formations, or substances,

(3) Percentages or fractional interests of parties to this agreement,

(4) Oil and gas leases and/or oil and gas interests subject to this agreement,

(5) Addresses of parties for notice purposes.

☐ ~~B. Exhibit "B", Form of Lease.~~

☑ C. Exhibit "C", Accounting Procedure.

☑ D. Exhibit "D", Insurance.

☑ E. Exhibit "E", Gas Balancing Agreement.

☑ F. Exhibit "F", ~~Non-Discrimination and Certification of Non-Segregated Facilities.~~ **Memorandum of Operating Agreement.**

☐ ~~G. Exhibit "G", Tax Partnership.~~

If any provision of any exhibit, except Exhibits "E" ~~and "G"~~, is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

ARTICLE III.
INTERESTS OF PARTIES

A. Oil and Gas Interests:

If any party owns an oil and gas interest in the Contract Area, that interest shall be treated for all purposes of this agreement and during the term hereof as if it were covered by the form of oil and gas lease attached hereto as Exhibit "B", and the owner thereof shall be deemed to own both the royalty interest reserved in such lease and the interest of the lessee thereunder.

B. Interests of Parties in Costs and Production:

Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit "A". In the same manner, the parties shall also own all production of oil and gas from the Contract Area subject to the payment of royalties as provided by law. ~~to the extent of ______ which shall be borne as hereinafter set forth.~~

~~Regardless of which party has contributed the lease(s) and/or oil and gas interest(s) hereto on which royalty is due and payable, each party entitled to receive a share of production of oil and gas from the Contract Area shall bear and shall pay or deliver, or cause to be paid or delivered, to the extent of its interest in such production, the royalty amount stipulated hereinabove and shall hold the other parties free from any liability therefor. No party shall ever be responsible, however, on a price basis higher than the price received by such party, to any other party's lessor or royalty owner, and if any such other party's lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected lease shall bear the additional royalty burden attributable to such higher price.~~

Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests covered hereby.

~~**C. Excess Royalties, Overriding Royalties and Other Payments:**~~

~~Unless changed by other provisions, if the interest of any party in any lease covered hereby is subject to any royalty, overriding royalty, production payment or other burden on production in excess of the amount stipulated in Article III.B., such party so burdened shall assume and alone bear all such excess obligations and shall indemnify and hold the other parties hereto harmless from any and all claims and demands for payment asserted by owners of such excess burden.~~

D. Subsequently Created Interests:

If any party should hereafter create an overriding royalty, production payment or other burden payable out of production attributable to its working interest hereunder, or if such a burden existed prior to this agreement and is not set forth in Exhibit "A", or was not disclosed in writing to all other parties prior to the execution of this agreement by all parties, or is not a jointly acknowledged and accepted obligation of all parties or does not appear of record in the records of the county in which the Contract Area is located prior to the execution of this Agreement (any such interest being hereinafter referred to as "subsequently created interest" irrespective of the timing of its creation and the party out of whose working interest the subsequently created interest is derived being hereinafter referred to as "burdened party"), and:

1. If the burdened party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said subsequently created interest and the burdened party shall indemnify and save said other party, or parties, harmless from any and all claims and demands for payment asserted by owners of the subsequently created interest; and,

2. If the burdened party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B. shall be enforceable against the subsequently created interest in the same manner as they are enforceable against the working interest of the burdened party.

ARTICLE IV.
TITLES

A. Title Examination:

Title examination shall be made on the contract lands. ~~drillsite of any proposed well prior to commencement of drilling operations or, if the Drilling Parties so request, title examination shall be made on the leases and/or oil and gas interests included, or planned to be included, in the drilling unit around such well.~~ The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable leases. At the time a well is proposed, each party contributing leases and/or oil and gas interests to the drillsite, or to be included in such drilling unit, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each party hereto. The cost incurred by Operator in this title program shall be borne as follows:

☐ Option No. 1: Costs incurred by Operator in procuring abstracts and title examination (including preliminary, supplemental, shut-in gas royalty opinions and division order title opinions) shall be a part of the administrative overhead as provided in Exhibit "C", and shall not be a direct charge, whether performed by Operator's staff attorneys or by outside attorneys.

ARTICLE IV
continued

☑ Option No. 2: Costs incurred by Operator in procuring abstracts and fees paid outside attorneys / **and lease brokers** for title examination (including preliminary, supplemental, shut-in gas royalty opinions and division order title opinions) shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit "A". Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

Each party shall be responsible for securing curative matter and pooling amendments or agreements required in connection with leases or oil and gas interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling designations or declarations as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders. This shall not prevent any party from appearing on its own behalf at any such hearing. / **Costs incurred by Operator in procuring spacing and Pooling orders including fees paid outside attorneys shall be borne by the Drilling Parties.**

No well shall be drilled on the Contract Area until after (1) the title to the drillsite or drilling unit has been examined as above provided~~, and (2) the title has been approved by the examining attorney or title has been accepted by all of the parties who are to participate in the drilling of the well~~.

B. Loss of Title:

1. Failure of Title: Should any oil and gas interest or lease, or interest therein, be lost through failure of title, which loss results in a reduction of interest from that shown on Exhibit "A", the party contributing the affected lease or interest shall have ninety (90) days from final determination of title failure to acquire a new lease or other instrument curing the entirety of the title failure, which acquisition will not be subject to Article VIII.B., and failing to do so, this agreement, nevertheless, shall continue in force as to all remaining oil and gas leases and interests: and,

(a) The party whose oil and gas lease or interest is affected by the title failure shall bear alone the entire loss and it shall not be entitled to recover from Operator or the other parties any development or operating costs which it may have theretofore paid or incurred, but there shall be no additional liability on its part to the other parties hereto by reason of such title failure;

(b) There shall be no retroactive adjustment of expenses incurred or revenues received from the operation of the interest which has been lost, but the interests of the parties shall be revised on an acreage basis, as of the time it is determined finally that title failure has occurred, so that the interest of the party whose lease or interest is affected by the title failure will thereafter be reduced in the Contract Area by the amount of the interest lost;

(c) If the proportionate interest of the other parties hereto in any producing well theretofore drilled on the Contract Area is increased by reason of the title failure, the party whose title has failed shall receive the proceeds attributable to the increase in such interest (less costs and burdens attributable thereto) until it has been reimbursed for unrecovered costs paid by it in connection with such well;

(d) Should any person not a party to this agreement, who is determined to be the owner of any interest in the title which has failed, pay in any manner any part of the cost of operation, development, or equipment, such amount shall be paid to the party or parties who bore the costs which are so refunded;

(e) Any liability to account to a third party for prior production of oil and gas which arises by reason of title failure shall be borne by the party or parties whose title failed in the same proportions in which they shared in such prior production; and,

(f) No charge shall be made to the joint account for legal expenses, fees or salaries, in connection with the defense of the interest claimed by any party hereto, it being the intention of the parties hereto that each shall defend title to its interest and bear all expenses in connection therewith.

2. Loss by Non-Payment or Erroneous Payment of Amount Due: If, through mistake or oversight, any rental, shut-in well payment, minimum royalty or royalty payment, is not paid or is erroneously paid, and as a result a lease or interest therein terminates, there shall be no monetary liability against the party who failed to make such payment. Unless the party who failed to make the required payment secures a new lease covering the same interest within ninety (90) days from the discovery of the failure to make proper payment, which acquisition will not be subject to Article VIII.B., the interests of the parties shall be revised on an acreage basis, effective as of the date of termination of the lease involved, and the party who failed to make proper payment will no longer be credited with an interest in the Contract Area on account of ownership of the lease or interest which has terminated. In the event the party who failed to make the required payment shall not have been fully reimbursed, at the time of the loss, from the proceeds of the sale of oil and gas attributable to the lost interest, calculated on an acreage basis, for the development and operating costs theretofore paid on account of such interest, it shall be reimbursed for unrecovered actual costs theretofore paid by it (but not for its share of the cost of any dry hole previously drilled or wells previously abandoned) from so much of the following as is necessary to effect reimbursement:

(a) Proceeds of oil and gas, less operating expenses, theretofore accrued to the credit of the lost interest, on an acreage basis, up to the amount of unrecovered costs;

(b) Proceeds, less operating expenses, thereafter accrued attributable to the lost interest on an acreage basis, of that portion of oil and gas thereafter produced and marketed (excluding production from any wells thereafter drilled) which, in the absence of such lease termination, would be attributable to the lost interest on an acreage basis, up to the amount of unrecovered costs, the proceeds of said portion of the oil and gas to be contributed by the other parties in proportion to their respective interest; and,

(c) Any monies, up to the amount of unrecovered costs, that may be paid by any party who is, or becomes, the owner of the interest lost, for the privilege of participating in the Contract Area or becoming a party to this agreement.

3. Other Losses: All losses / **of title** incurred, other than those set forth in Articles IV.B.1. and IV.B.2. above, shall be joint losses and shall be borne by all parties in proportion to their interests. There shall be no readjustment of interests in the remaining portion of the Contract Area.

ARTICLE V.
OPERATOR

A. Designation and Responsibilities of Operator:

Chesapeake Exploration Limited Partnership, by and through its agent Chesapeake Operating, Inc. ______________________ shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. It shall conduct all such operations in a good and workmanlike manner, but it shall have no liability as Operator to the other parties for losses sustained or liabilities incurred, except such as may result from gross negligence or willful misconduct.

B. Resignation or Removal of Operator and Selection of Successor:

1. Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, no longer owns an interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed if it fails or refuses to carry out its duties hereunder, or becomes insolvent, bankrupt or is placed in receivership, by the affirmative vote of two (2) or more Non-Operators owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of Operator. Such resignation or removal shall not become effective until 7:00 o'clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator's interest to any affiliate / ~~single~~ subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

2. Selection of Successor Operator: Upon the resignation or removal of Operator, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "A"; provided, however, if an Operator which has been removed fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of the Operator that was removed.

C. Employees:

The number of employees used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees shall be the employees of Operator.

D. Drilling Contracts:

All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area ~~and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced~~, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature.

ARTICLE VI.
DRILLING AND DEVELOPMENT

A. Initial Well:

On or before the _________ day of ____________________ , __________, Operator shall commence the drilling of a well for oil and gas at the following location:

and shall thereafter continue the drilling of the well with due diligence to a depth of _____________ **feet or a depth sufficient, in Operator's sole opinion, to adequately test the _____________ formation**

unless granite or other practically impenetrable substance or condition in the hole, which renders further drilling impractical, is encountered at a lesser depth, or unless all parties agree to complete or abandon the well at a lesser depth.

Operator shall make reasonable tests of all formations encountered during drilling which give indication of containing oil and gas in quantities sufficient to test, unless this agreement shall be limited in its application to a specific formation or formations, in which event Operator shall be required to test only the formation or formations to which this agreement may apply.

ARTICLE VI
continued

If, in Operator's judgment, the well will not produce oil or gas in paying quantities, and it wishes to plug and abandon the well as a dry hole, the provisions of Article VI.E.1. shall thereafter apply.

B. Subsequent Operations:

1. <u>Proposed Operations:</u> Should any party hereto desire to drill any well on the Contract Area other than the well provided for in Article VI.A., or to rework, deepen or plug back a dry hole drilled at the joint expense of all parties or a well jointly owned by all the parties and not then producing in paying quantities, the party desiring to drill, rework, deepen or plug back such a well shall give the other parties written notice of the proposed operation, specifying the work to be performed, the location, proposed depth, objective formation and the estimated cost of the operation. The parties receiving such a notice shall have thirty (30) days after receipt of the notice within which to notify the party wishing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to rework, plug back or drill deeper may be given by telephone and the response period shall be limited to forty-eight (48) hours, / inclusive ~~exclusive~~ of Saturday, Sunday, and legal holidays. Failure of a party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any notice or response given by telephone shall be promptly confirmed in writing.

* See Article XV.C. for provisions relative to Nathan Oil's participation

If all parties elect to participate in such a proposed operation, Operator shall, within ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as possible after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation * and complete it with due diligence at the risk and expense of all parties hereto; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. Notwithstanding the force majeure provisions of Article XI, if the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance with the provisions hereof as if no prior proposal had been made.

2. <u>Operations by Less than All Parties:</u> If any party receiving such notice as provided in Article VI.B.1. or VII.D.1. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, within ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as possible after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation * and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (a) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (b) designate one (1) of the Consenting Parties as Operator to perform such work. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this agreement.

*** Nothing contained herein shall prohibit Operator or the participating parties from actually commencing the proposed operation before the expiration of the notice period nor shall the timing of such commencement affect in any way the validity of a party's election or deemed election.**

If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise the Consenting Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (/ inclusive ~~exclusive~~ of Saturday, Sunday and legal holidays) after receipt of such notice, shall advise the proposing party of its desire to (a) limit participation to such party's interest as shown on Exhibit "A" or (b) carry its proportionate part of Non-Consenting Parties' interests, and failure to advise the proposing party shall be deemed an election under (a). In the event a drilling rig is on location, the time permitted for such a response shall not exceed a total of forty-eight (48) hours (<u>inclusive</u> of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is insufficient participation and shall promptly notify all parties of such decision.

The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense. If any well drilled, reworked, deepened or plugged back under the provisions of this Article results in a producer of oil and/or gas in paying quantities, the Consenting Parties shall complete and equip the well to produce at their sole cost and risk,

ARTICLE VI
continued

and the well shall then be turned over to Operator and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, reworking, deepening or plugging back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party's interest in the well and share of production therefrom until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold, (after deducting production taxes, excise taxes, royalty, overriding royalty and other interests not excepted by Article III.D. payable out of or measured by the production from such well accruing with respect to such interest until it reverts) shall equal the total of the following:

(a) 100% of each such Non-Consenting Party's share of the cost of any newly acquired surface equipment beyond the wellhead connections (including, but not limited to, stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party's share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party's relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party's share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and

(b) 400 % of that portion of the costs and expenses of drilling, reworking, deepening, plugging back, testing and completing, after deducting any cash contributions received under Article VIII.C., and 400 % of that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.

An election not to participate in the drilling or the deepening of a well shall be deemed an election not to participate in any reworking or plugging back operation proposed in such a well, or portion thereof, to which the initial Non-Consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment account. Any such reworking or plugging back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties / one hundred percent (100%) of that portion of the costs of the reworking or plugging back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a reworking or plugging back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.

During the period of time Consenting Parties are entitled to receive Non-Consenting Party's share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party's share of production not excepted by Article III.D.

In the case of any reworking, plugging back or deeper drilling operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such reworking, plugging back or deeper drilling, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

Within sixty (60) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, deepening, plugging back, testing, completing, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of oil and gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month. In determining the quantity of oil and gas produced during any month, Consenting Parties shall use industry accepted methods such as, but not limited to, metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

ARTICLE VI
continued

If and when the Consenting Parties recover from a Non-Consenting Party's relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, reworking, deepening or plugging back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and the Accounting Procedure attached hereto.

Notwithstanding the provisions of this Article VI.B.2., it is agreed that without the mutual consent of all parties, no wells shall be completed in or produced from a source of supply from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such source of supply.

The provisions of this Article shall have no application whatsoever to the drilling of the initial well described in Article VI.A. except (a) as to Article VII.D.1. (Option No. 2), if selected, or (b) as to the reworking, deepening and plugging back of such initial well after if has been drilled to the depth specified in Article VI.A. if it shall thereafter prove to be a dry hole or, if initially completed for production, ceases to produce in paying quantities: , or **(c) Operator proposes to recomplete additional zones in any producing well drilled under the terms of this Agreement.**

3. Stand-By Time: When a well which has been drilled or deepened has reached its authorized depth and all tests have been completed, and the results thereof furnished to the parties, stand-by costs incurred pending response to a party's notice proposing a reworking, deepening, plugging back or completing operation in such a well shall be charged and borne as part of the drilling or deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2., shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all Consenting Parties.

4. Sidetracking: Except as hereinafter provided, those provisions of this agreement applicable to a "deepening" operation shall also be applicable to any proposal to directionally control and intentionally deviate a well from vertical so as to change the bottom hole location (herein call "sidetracking"), unless done to straighten the hole or to drill around junk in the hole or because of other mechanical difficulties. Any party having the right to participate in a proposed sidetracking operation that does not own an interest in the affected well bore at the time of the notice shall, upon electing to participate, tender to the well bore owners its proportionate share (equal to its interest in the sidetracking operation) of the value of that portion of the existing well bore to be utilized as follows:

(a) If the proposal is for sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the sidetracking operation is initiated.

(b) If the proposal is for sidetracking a well which has previously produced, reimbursement shall be on the basis of the well's salvable materials and equipment down to the depth at which the sidetracking operation is initiated, determined in accordance with the provisions of Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning.

In the event that notice for a sidetracking operation is given while the drilling rig to be utilized is on location, the response period shall be limited to forty-eight (48) hours, ~~exclusive~~ inclusive of Saturday, Sunday and legal holidays; provided, however, any party may request and receive up to eight (8) additional days after expiration of the forty-eight (48) hours within which to respond by paying for all stand-by time incurred during such extended response period. If more than one party elects to take such additional time to respond to the notice, stand by costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all the electing parties. In all other instances the response period to a proposal for sidetracking shall be limited to thirty (30) days.

C. TAKING PRODUCTION IN KIND:

Each party shall take in kind or separately dispose of its proportionate share of all oil and gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating oil and gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be

ARTICLE VI
continued

required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.

~~Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.~~

In the event any party shall fail to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the oil / and/or gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such oil / and/or gas or sell it to others at any time and from time to time, for the account of the non-taking party at the best price ~~obtainable in the area~~ for such production. Any such purchase or sale by Operator shall be subject always to the right of the owner of the production to exercise at any time its right to take in kind, or separately dispose of, its share of all oil / and/or gas not previously delivered to a purchaser. Any purchase or sale by Operator of any other party's share of oil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

In the event one or more parties' separate disposition of its share of the gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party's respective proportionate share of total gas sales to be allocated to it, the balancing or accounting between the respective accounts of the parties shall be in accordance with any gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit "E", or is a separate agreement.

D. Access to Contract Area and Information:

Each party shall have access to the Contract Area at all reasonable times, at its sole cost and risk to inspect or observe operations, and shall have access at reasonable times to information pertaining to the development or operation thereof, including Operator's books and records relating thereto. Operator, upon request, shall furnish each of the other parties with copies of all forms or reports filed with governmental agencies, daily drilling reports, well logs, / and actual monthly oil and gas production and sales volumes ~~tank tables, daily gauge and run tickets and reports of stock on hand at the first of each month~~, and shall make available samples of any cores or cuttings taken from any well drilled on the Contract Area. The cost of gathering and furnishing information to Non-Operator, other than that specified above, shall be charged to the Non-Operator that requests the Information.

E. Abandonment of Wells:

1. <u>Abandonment of Dry Holes:</u> Except for any well drilled or deepened pursuant to Article VI.B.2., any well which has been drilled or deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or deepening such well. Any party who objects to plugging and abandoning such well shall have the right to take over the well and conduct further operations in search of oil and/or gas subject to the provisions of Article VI.B.

2. <u>Abandonment of Wells that have Produced:</u> Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties / who participated in the cost of drilling the well. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. If, within thirty (30) days after receipt of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the interval(s) of the formation(s) then open to production shall tender to each of the other parties its proportionate share of the value of the well's salvable material and equipment, determined in accordance with the provisions of Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning. / Failure of a party to make written election within thirty (3 0) days will be deemed to be a consent to the abandonment of the well. Each abandoning party shall assign the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the well and related equipment, together with its interest in the leasehold estate as to, but only as to, the interval or intervals of the formation or formations then open to production. If the interest of the abandoning party is or includes an oil and gas interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the interval or intervals of the formation or formations then open to production, for a term of one (1) year and so long thereafter as oil and/or gas is produced from the interval or intervals of the formation or formations covered thereby, such lease to be on the form attached as Exhibit

ARTICLE VI
continued

"B". The assignments or leases so limited shall encompass the "drilling unit" upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portion of the Contract Area.

Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the interval or intervals then open other than the royalties retained in any lease made under the terms of this Article. ~~Upon request,~~ At its election, / Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing interval(s) assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.

3. Abandonment of Non-Consent Operations: The provisions of Article VI.E.1. or VI.E.2 above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.

ARTICLE VII.
EXPENDITURES AND LIABILITY OF PARTIES

A. Liability of Parties:

The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership or association, or to render the parties liable as partners.

B. Liens and Payment Defaults:

Each Non-Operator grants to Operator a lien upon its oil and gas rights in the Contract Area, and a security interest in its share of oil and/or gas when extracted and its interest in all equipment, to secure payment of its share of expense, together with interest thereon at the rate provided in Exhibit "C". To the extent that Operator has a security interest under the Uniform Commercial Code of the state, Operator shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by Operator for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any Non-Operator in the payment of its share of expense, Operator shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such Non-Operator's share of oil and/or gas until the amount owed by such Non-Operator, plus interest, has been paid. Each purchaser shall be entitled to rely upon Operator's written statement concerning the amount of any default. Operator grants a like lien and security interest to the Non-Operators to secure payment of Operator's proportionate share of expense.

If any party fails or is unable to pay its share of expense within sixty (60) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall, upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. Each party so paying its share of the unpaid amount shall, to obtain reimbursement thereof, be subrogated to the security rights described in the foregoing paragraph.

C. Payments and Accounting:

Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit "C". Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

Operator, at its election, shall have the right from time to time to demand and receive from the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit "C" until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D. Limitation of Expenditures:

1. Drill or Deepen: Without the consent of all parties, no well shall be drilled or deepened, except any well drilled or deepened pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling or deepening shall include:

ARTICLE VII
continued

☐ Option No. 1: All necessary expenditures for the drilling or deepening, testing, completing and equipping of the well, including necessary tankage and/or surface facilities.

☒ Option No. 2: All necessary expenditures for the drilling or deepening and testing of the well. When such well has reached its authorized depth, and all tests have been completed, and the results thereof / ~~furnished~~ made available to the parties, Operator shall give immediate notice to the Non-Operators who have the right to participate in the completion costs. The parties receiving such notice shall have forty-eight (48) hours (/ ~~exclusive~~ inclusive of Saturday, Sunday and legal holidays) in which to elect to participate in the setting of casing and the completion attempt. Such election, when made, shall include consent to all necessary expenditures for the completing and equipping of such well, including necessary tankage and/or surface facilities. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the completion attempt. If one or more, but less than all of the parties, elect to set pipe and to attempt a completion, the provisions of Article VI.B.2. hereof (the phrase "reworking, deepening or plugging back" as contained in Article VI.B.2. shall be deemed to include "completing") shall apply to the operations thereafter conducted by less than all parties.

2. Rework or Plug Back: Without the consent of all parties, no well shall be reworked or plugged back except a well reworked or plugged back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the reworking or plugging back of a well shall include all necessary expenditures in conducting such operations and completing and equipping of said well, including necessary tankage and/or surface facilities.

3. Other Operations: Without the consent of all parties, Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Fifty Thousand Dollars ($50,000.00) except in connection with a well, the drilling, reworking, deepening, completing, recompleting, or plugging back of which has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an authority for expenditure (AFE) for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of Fifty Thousand Dollars ($50,000.00) but less than the amount first set forth above in this paragraph. / **An AFE is an estimate only of costs and in no way shall the execution of an AFE limit the liability of any party.**

E. Rentals, Shut-in Well Payments and Minimum Royalties:

Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the party or parties who subjected such lease to this agreement at its or their expense. In the event two or more parties own and have contributed interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties. Any party may request, and shall be entitled to receive, proper evidence of all such payments. In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.2.

Operator shall notify Non-Operator of the anticipated completion of a shut-in gas well, or the shutting in or return to production of a producing gas well, at least five (5) days (excluding Saturday, Sunday and legal holidays), or at the earliest opportunity permitted by circumstances, prior to taking such action, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non-Operator, the loss of any lease contributed hereto by Non-Operator for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.

F. Taxes:

Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on leases and oil and gas interests contributed by such Non-Operator. If the assessed valuation of any leasehold estate is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such leasehold estate, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party's working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit "C".

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit "C".

Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party's share of oil and/or gas produced under the terms of this agreement.

ARTICLE VII
continued

G. Insurance:

At all times while operations are conducted hereunder, Operator shall comply with the workmen's compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit "C". Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit "D", attached to and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workmen's compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

~~In the event automobile public liability insurance is specified in said Exhibit "D", or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator's automotive equipment.~~

ARTICLE VIII.
ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A. Surrender of Leases:

The leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto ; however, no consent shall be necessary to release a lease which has expired or otherwise terminated.

However, should any party desire to surrender its interest in any lease or in any portion thereof, and the other parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an oil and gas interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such oil and gas interest for a term of one (1) year and so long thereafter as oil and/or gas is produced in commercial quantities from the land covered thereby, such lease to be on the form attached hereto as Exhibit "B". Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter's interest in any wells and equipment attributable to the assigned or leased acreage. The value of all material shall be determined in accordance with the provisions of Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties.

Any assignment, lease or surrender made under this provision shall not reduce or change the assignor's, lessor's or surrendering party's interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement.

B. Renewal or Extension of Leases:

If any party secures a renewal of any oil and gas lease subject to this agreement, all other parties shall be notified promptly, and shall have the right for a period of thirty (30) days following receipt of such notice in which to elect to participate in the ownership of the renewal lease, insofar as such lease affects lands within the Contract Area, by paying to the party who acquired it their several proper proportionate shares of the acquisition cost allocated to that part of such lease within the Contract Area, which shall be in proportion to the interests held at that time by the parties in the Contract Area.

If some, but less than all, of the parties elect to participate in the purchase of a renewal lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal lease. Any renewal lease in which less than all parties elect to participate shall not be subject to this agreement.

Each party who participates in the purchase of a renewal lease shall be given an assignment of its proportionate interest therein by the acquiring party.

The provisions of this Article shall apply to renewal leases whether they are for the entire interest covered by the expiring lease or cover only a portion of its area or an interest therein. Any renewal lease taken before the expiration of its predecessor lease, or taken or contracted for within six (6) months after the expiration of the existing lease shall be subject to this provision; but any lease taken or contracted for more than six (6) months after the expiration of an existing lease shall not be deemed a renewal lease and shall not be subject to the provisions of this agreement.

The provisions in this Article shall also be applicable to extensions of oil and gas leases.

~~**C. Acreage or Cash Contributions:**~~

~~While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions~~

ARTICLE VIII
continued

~~said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of a well drilled inside the Contract Area.~~

~~If any party contracts for any consideration relating to disposition of such party's share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.~~

D. Maintenance of Uniform Interests:

~~For the purpose of maintaining uniformity of ownership in the oil and gas leasehold interests covered by this agreement, no party shall sell, encumber, transfer or make other disposition of its interest in the leases embraced within the Contract Area and in wells, equipment and production unless such disposition covers either:~~

~~1. the entire interest of the party in all leases and equipment and production; or~~

~~2. an equal undivided interest in all leases and equipment and production in the Contract Area.~~

Every ~~such~~ sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties.

If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party's share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party's interest within the scope of the operations embraced in this agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the oil and gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

E. Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

F. Preferential Right to Purchase:

Should any party desire to sell all or any part of its interests under this agreement, or its rights and interests in the Contract Area, it shall promptly give written notice to the other parties, with full information concerning its proposed sale, which shall include the name and address of the prospective purchaser (who must be ready, willing and able to purchase), the purchase price, and all other terms of the offer. The other parties shall then have an optional prior right, for a period of ten (10) days after receipt of the notice, to purchase on the same terms and conditions the interest which the other party proposes to sell; and, if this optional right is exercised, the purchasing parties shall share the purchased interest in the proportions that the interest of each bears to the total interest of all purchasing parties. However, there shall be no preferential right to purchase in those cases where any party wishes to mortgage its interests, or to dispose of its interests by merger, reorganization, consolidation, or sale of all or substantially all of its assets to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which any one party owns a majority of the stock.

ARTICLE IX.
INTERNAL REVENUE CODE ELECTION

This agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties hereto. Notwithstanding any provision herein that the rights and liabilities hereunder are several and not joint or collective, or that this agreement and operations hereunder shall not constitute a partnership, if, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Federal Regulations 1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE X.
CLAIMS AND LAWSUITS

Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed Fifty Thousand Dollars ($50,000.00) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling, settling, or otherwise discharging such claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.

ARTICLE XI.
FORCE MAJEURE

If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to make money payments, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspending during, but no longer than, the continuance of the force majeure. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.

The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

The term "force majeure", as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

ARTICLE XII.
NOTICES

All notices authorized or required between the parties and required by any of the provisions of this agreement, unless otherwise specifically provided, shall be given in writing by mail or telegram, postage or charges prepaid, facsimile, email, or by telex or telecopier and addressed to the parties to whom the notice is given at the addresses listed on Exhibit "A". The originating notice given under any provision hereof shall be deemed given only when received by the party to whom such notice is directed, and the time for such party to give any notice in response thereto shall run from the date the originating notice is received. The second or any responsive notice shall be deemed given when deposited in the mail or with the telegraph company, with postage or charges prepaid, or sent by facsimile, email, telex or telecopier. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties.

ARTICLE XIII.
TERM OF AGREEMENT

This agreement shall remain in full force and effect as to the oil and gas leases and/or oil and gas interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any lease or oil and gas interest contributed by any other party beyond the term of this agreement.

☒ Option No. 1: So long as any of the oil and gas leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal, or otherwise.

☐ Option No. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results in production of oil and/or gas in paying quantities, this agreement shall continue in force so long as any such well or wells produce, or are capable of production, and for an additional period of ____________ days from cessation of all production; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, reworking, deepening, plugging back, testing or attempting to complete a well or wells hereunder, this agreement shall continue in force until such opera-ions have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is producing, or capable of producing oil and/or gas from the Contract Area, this agreement shall terminate unless drilling, deepening, plugging back or reworking operations are commenced within ____________________ days from the date of abandonment of said well.

It is agreed, however, that the termination of this agreement shall not relieve any party hereto from any liability which has accrued or attached prior to the date of such termination.

ARTICLE XIV.
COMPLIANCE WITH LAWS AND REGULATIONS

A. Laws, Regulations and Orders:

This agreement shall be subject to the conservation laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations, and orders.

B. Governing Law:

This agreement and all matters pertaining hereto, including, but not limited to, matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located. ~~If the Contract Area is in two or more states, the law of the state of ______ shall govern.~~

C. Regulatory Agencies:

Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

With respect to operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator's interpretation or application of rules, rulings, regulations or orders of the Department of Energy or predecessor or successor agencies to the extent such interpretation or application was made in good faith. Each Non-Operator further agrees to reimburse Operator for any amounts applicable to such Non-Operator's share of production that Operator may be required to refund, rebate or pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

Non-Operators authorize Operator to prepare and submit such documents as may be required to be submitted to the purchaser of any crude oil sold hereunder or to any other person or entity pursuant to the requirements of the "Crude Oil Windfall Profit Tax Act of 1980", as same may be amended from time to time ("Act"), and any valid regulations or rules which may be issued by the Treasury Department from time to time pursuant to said Act. Each party hereto agrees to furnish any and all certifications or other information which is required to be furnished by said Act in a timely manner and in sufficient detail to permit compliance with said Act.

ARTICLE XV.
OTHER PROVISIONS

A. <u>CONFLICTS</u>

Notwithstanding anything herein contained to the contrary, it is understood and agreed that if there is any conflict between any part of or all of the terms and provisions of Article XV and any other terms and provisions of this agreement, the terms and provisions of this Article XV shall prevail and control.

B. <u>PRIORITY OF OPERATIONS</u>

If at any time there is more than one operation proposed in connection with any well subject to this agreement and if the Consenting Parties do not agree on the sequence of proposed operations, such proposed operations shall be conducted in the following sequence:

First	-	**testing, coring or logging**
Second	-	**completion attempts without plugging back in ascending order from deepest to shallowest depths;**
Third	-	**sidetracking in the order of least deviation from the original bottomhole location to the greatest deviation;**
Fourth	-	**deepening of a well below the authorized depth in descending order from shallowest to deepest depths;**
Fifth	-	**plugging back and completion attempts in ascending order from deepest to shallowest depths.**

C. <u>INITIAL WELL – SUBSEQUENT OPERATIONS (NATHAN OIL)</u>

CELP shall notify Nathan promptly when the initial ten (10) wells drilled pursuant to this Agreement have produced revenue (net of taxes and royalties) in an amount sufficient to pay 100.0% of the costs associated with the drilling, completing, equipping and operating of the wells ("Project Payout"), at which time Nathan shall automatically back-in with a 25.0% working interest in the wells. However, Nathan shall have the option to back-in with its 25.0% working interest prior to Project Payout by paying to CELP whatever amount of the costs that have not been realized from production attributable to said 25.0% working interest to accomplish payout so as to insure that CELP will recoup all drilling, completion and operations costs attributable to said 25.0% working interest incurred up to that point when Nathan elects to back-in. Once Project Payout has occurred or Nathan has elected an early Project Payout back-in as discussed above ("early Project Payout"), all wells drilled subsequent to such election shall be drilled under the terms of the following paragraph.

ARTICLE XV
continued

In those wells drilled after Nathan has backed-in upon Project Payout or early Project Payout, Nathan will have the option to either participate with a 25.0% Working Interest, or in lieu of participation or any non-consent penalties, Nathan may elect to back-in after the well has paid out with a 6.25% working interest in each such well. Nathan's election to participate or back-in after payout on such subsequent wells must be made within the election period presented under Article VI.B The non-consent provisions of Article VI.B. shall apply to all subsequent operation proposals except for those discussed in this Article XV.C.

ARTICLE XVI.
MISCELLANEOUS

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, devisees, legal representatives, successors and assigns.

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

IN WITNESS WHEREOF, this agreement shall be effective as of ____________ day of ______________ , (year) _______.

______________________________, who has prepared and circulated this form for execution, represents and warrants that the form was printed from and with the exception listed below, is identical to the AAPL Form 610-1982 Model Form Operating Agreement, as published in diskette form by Forms On-A-Disk, Inc. No changes, alterations, or modifications~~, other than those in Articles ____________~~ ______________________________, have been made to the form**, other than as shown by strikeout and/or bold type.**

OPERATOR

CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP by Chesapeake Operating, Inc., General Partner

______________________________ ______________________________

Henry J. Hood, Senior Vice President - Land and Legal

NON-OPERATORS

NATAHN OIL PARTNERS, LP, by Nathan Oil Operating Co., LLC, General Partner

______________________________ ______________________________

Rick Jeffs, Manager

Exhibit "A"

Attached to and made a part of that certain Operating Agreement dated ______, 2006 by and between Chesapeake Exploration Limited Partnership, as Operator and Nathan Oil Partners, L.P., as Non-Operator

Oil and Gas Lease dated February 1, 2002, between The Allar Company, et al, as Lessor, and Nathan Oil Partners, LP, as Lessee, recorded in Volume 202, Page 443, of the Official Public Records of Edwards County, Texas, and covering the following lands:

Block III, GWT&P Ry. Co. Survey

Section 34: All	Section 35: All
Section 36: All	Section 37: All
Section 38: All	Section 39: All
Section 46: All	Section 47: All
Section 48: All	Section 49: All
Section 50: All	Section 59: S/2
Section 60: S/2	

Oil and Gas Lease dated February 4, 2002, between Anita V. Driver, Individually and as administrix of the Estate of Irene W. Vargas, deceased, as Lessor, and Nathan Oil Partners, LP, as Lessee, recorded in Volume 202, Page 461, of the Official Public Records of Edwards County, Texas, and covering the following lands:

Block V-11, Alfonso Garcia Original Grantee

Being all of Survey 16, Abstract 1493, containing 790.2 acres, more or less, save & except the north 990 varas of said Survey 16 and 160 acres out of the Southeast corner of said Survey 16.

Oil, Gas and Mineral Leases dated February and March, 2002, between Pam Rhoades Davis, Richard Nichols, Eddie Thomas, Candice Baggett, Dale Robert Rhoades, Jr., and Margie L. Rhoades, Attorney-in-Fact for Dale Robert Rhoades, as Lessor's, and Nathan Oil Partners, LP, as Lessee, recorded in Volume 202, Pages 466, 471, 476, 481, 486 and 491 of the Official Public Records of Edwards County, Texas, and covering the following lands:

Block III, GWT&P Ry. Co. Survey

Section 59: N/2
Section 62: S/2

COPAS

EXHIBIT "C"

Attached to and made a part of that certain Operating Agreement dated ____________ 2006 by and between Chesapeake Exploration Limited Partnership, as Operator and ____________, as Non-Operator

ACCOUNTING PROCEDURE
JOINT OPERATIONS

I. GENERAL PROVISIONS

1. **Definitions**

"Joint Property" shall mean the real and personal property subject to the agreement to which this Accounting Procedure is attached.

"Joint Operations" shall mean all operations necessary or proper for the development, operation, protection and maintenance of the Joint Property.

"Joint Account" shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.

"Operator" shall mean the party designated to conduct the Joint Operations.

"Non-Operators" shall mean the Parties to this agreement other than the Operator.

"Parties" shall mean Operator and Non-Operators.

"First Level Supervisors" shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.

"Technical Employees" shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.

"Personal Expenses" shall mean travel and other reasonable reimbursable expenses of Operator's employees.

"Material" shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.

"Controllable Material" shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council or Petroleum Accountants Societies.

2. **Statement and Billings**

Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of the Joint Account for the preceding month. Such bills will be accompanied by statements which identify the authority for expenditure, lease or facility, and all charges and credits summarized by appropriate classifications of investment and expense except that items of Controllable Material and unusual charges and credits shall be separately identified and fully described in detail.

3. **Advances and Payments by Non-Operators**

A. Unless otherwise provided for in the agreement, the Operator may require the Non-Operators to advance their share of estimated cash outlay for the succeeding month's operation within fifteen (15) days after receipt of the billing or by the first day of the month for which the advance is required, whichever is later. Operator shall adjust each monthly billing to reflect advances received from the Non-Operators.

B. Each Non-Operator shall pay its proportion of all bills within fifteen (15) days after receipt. If payment is not made within such time, the unpaid balance shall bear interest monthly at the prime rate in effect at Bank One of Oklahoma, N.A. +2% on the first day of the month in which delinquency occurs plus 1% or the maximum contract rate permitted by the applicable usury laws in the state in which the Joint Property is located, whichever is the lesser, plus attorney's fees, court costs, and other costs in connection with the collection of unpaid amounts.

Operator may, at its option, choose to substitute other penalties described elsewhere in this Agreement for failure to pay bills within the fifteen (15) day time frame described above.

4. **Adjustments**

Payment of any such bills shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.

5. Audits

A. A Non-Operator, upon notice in writing to Operator and all other Non-Operators, shall have the right to audit Operator's accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this Section I. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the Non-Operators' audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit.

B. The Operator shall reply in writing to an audit report within 180 days after receipt of such report.

6. Approval By Non-Operators

Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this Accounting Procedure and if the agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, Operator shall notify all Non-Operators of the Operator's proposal, and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

II. DIRECT CHARGES

Operator shall charge the Joint Account with the following items:

1. Ecological and Environmental

Costs incurred for the benefit of the Joint Property as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Joint Operations. Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.

2. Rentals and Royalties

Lease rentals and royalties paid by Operator for the Joint Operations.

3. Labor

A. (1) Salaries and wages of Operator's field employees and/or consultants directly employed on the Joint Property in the conduct of Joint Operations.

(2) Salaries of First level Supervisors in the field.

(3) Salaries and wages of Technical Employees and/or consultants directly employed on the Joint Property if such charges are excluded from the overhead rates.

(4) Salaries and wages of Technical Employees and/or consultants either temporarily or permanently assigned to and directly employed in the operation or the Joint Property if such charges are excluded from the overhead rates.

B. Operator's cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this Section II. Such costs under this Paragraph 3B may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under Paragraph 3A of this Section II. If percentage assessment is used, the rate shall be based on the Operator's cost experience.

C. Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's costs chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II.

D. Personal Expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II.

4. Employee Benefits

Operator's current costs or established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator's labor cost chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II shall be Operator's actual cost not to exceed the percent most recently recommended by the Council of Petroleum Accountants Societies.

5. **Material**

Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

6. **Transportation**

Transportation of employees and Material necessary for the Joint Operations but subject to the following limitations:

A. If Material is moved to the Joint Property from the Operator's warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store where like material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.

B. If surplus Material is moved to Operator's warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store where like material is normally available, or railway receiving point nearest the Joint Property unless agreed to by the Parties. No charge shall be made to the Joint Account for moving Material to other properties belonging to Operator, unless agreed to by the Parties.

C. In the application of subparagraphs A and B above, the option to equalize or charge actual trucking cost is available when the actual charge is $400 or less excluding accessorial charges. The $400 will be adjusted to the amount most recently recommended by the Council of Petroleum Accountants Societies.

7. **Services**

The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 10 of Section II and Paragraph i, ii, and iii, of Section III. The cost of professional consultant services and contract services of technical personnel directly engaged on the Joint Property if such charges are excluded from the overhead rates. The cost of professional consultant services or contract services of technical personnel not directly engaged on the Joint Property shall not be charged to the Joint Account unless previously agreed to by the Parties.

8. **Equipment and Facilities Furnished By Operator**

A. Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on gross investment less accumulated depreciation not to exceed ___ten___ percent (___10___%) per annum. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property.

B. In lieu of charges in Paragraph 8A above, Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property less 20%. For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

9. **Damages and Losses to Joint Property**

All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator's gross negligence or willful misconduct. Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

10. **Legal Expense**

Expense of handling, investigating and settling litigation or claims, title and regulatory work, discharging of liens, payment of judgments and amounts paid for settlement of claims incurred in or resulting from operations under the agreement or necessary to protect or recover the Joint Property. ~~except that no charge for services of Operator's legal staff or fees or expense of outside attorneys shall be made unless previously agreed to by the Parties. All other legal expense is considered to be covered by the overhead provisions of Section III unless otherwise agreed to by the Parties, except as provided in Section I, Paragraph 3.~~

11. **Taxes**

All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the Joint Account shall be made and paid by the Parties hereto in accordance with the tax value generated by each party's working interest.

12. Insurance

Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties. In the event Joint Operations are conducted in a state in which Operator may act as self-insurer for Worker's Compensation and/or Employers Liability under the respective state's laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator's cost not to exceed manual rates.

13. Abandonment and Reclamation

Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority.

14. Communications

Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities directly serving the Joint Property. In the event communication facilities/systems serving the Joint Property are Operator owned, charges to the Joint Account shall be made as provided in Paragraph 8 of this Section II.

15. Other Expenditures

The cost of Operator's Field Offices not covered in Section III, or any
~~Any~~ other expenditure not covered or dealt with in the foregoing provisions of this Section II, or in Section III and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.

III. OVERHEAD

1. Overhead - Drilling and Producing Operations

i. As compensation for administrative, supervision, office services and warehousing costs, Operator shall charge drilling and producing operations on either:

(X) Fixed Rate Basis, Paragraph IA, or
(   ) Percentage Basis, Paragraph IB

Unless otherwise agreed to by the Parties, such charge shall be in lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph 3A, Section II. ~~The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in the above selected Paragraph of this Section III unless such cost and expense are agreed to by the Parties as a direct charge to the Joint Account.~~

ii. The salaries, wages and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property:

(   ) shall be covered by the overhead rates, or
(X) shall not be covered by the overhead rates.

iii. The salaries, wages and Personal Expenses of Technical Employees and/or costs of professional consultant services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in the operation of the Joint Property:

(X) shall be covered by the overhead rates, or
(   ) shall not be covered by the overhead rates.

A. Overhead - Fixed Rate Basis

(1) Operator shall charge the Joint Account at the following rates per well per month:

Drilling Well Rate $ 7,500.00
(Prorated for less than a full month)

Producing Well Rate $ 750.00

(2) Application of Overhead - Fixed Rate Basis shall be as follows:

(a) Drilling Well Rate

(1) Charges for drilling wells shall begin on the date the well is spudded and terminate on the date the drilling rig, completion rig, or other units used in completion of the well is released, whichever

is later, except that no charge shall be made during suspension of drilling or completion operations for fifteen (15) or more consecutive calendar days. A charge for the actual number of days required to build location will be included in the drilling well rate charges.

(2) Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive work days or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig or other units used in workover, commence through date of rig or other unit release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.

(b) Producing Well Rates

(1) An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.

~~(2) Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.~~

~~(3) An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.~~

(4) A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well. This one-well charge shall be made whether or not the well has produced except when drilling well rate applies.

(5) All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

(3) The well rates shall be adjusted as of the first day of April each year following the effective date of the agreement to which this Accounting Procedure is attached / **by the percent increase or decrease published by COPAS**. ~~The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as shown by~~ / ~~the index of average weekly earnings of Crude Petroleum and Gas Production Workers as approved and recorded by COPAS. published by the United States Department of Labor, Bureau of Labor Statistics, or the equivalent Canadian index as published by Statistics Canada, as applicable. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.~~

~~B. Overhead - Percentage Basis~~

~~(1) Operator shall charge the Joint Account at the following rates:~~

~~(a) Development~~

~~__________ Percent (______%) of the cost of development of the Joint Property exclusive of costs provided under Paragraph 10 of Section II and all salvage credits.~~

~~(b) Operating~~

~~__________ Percent (______%) of the cost of operating the Joint Property exclusive of costs provided under Paragraphs 2 and 10 of Section II, all salvage credits, the value of injected substances purchased for secondary recovery and all taxes and assessments which are levied, assessed and paid upon the mineral interest in and to the Joint Property.~~

~~(2) Application of Overhead - Percentage Basis shall be as follows:~~

~~For the purpose of determining charges on a percentage basis under Paragraph 1B of this Section III, development shall include all costs in connection with drilling, redrilling, deepening, or any remedial operations on any or all wells involving the use of drilling rig and crew capable of drilling to the producing interval on the Joint Property; also, preliminary expenditures necessary in preparation for drilling and expenditures incurred in abandoning when the well is not completed as a producer, and original cost of construction or installation of fixed assets, the expansion of fixed assets and any other project clearly discernible as a fixed asset, except Major Construction as defined in Paragraph 2 of this Section III. All other costs shall be considered as operating.~~

2. **Overhead - Major Construction**

To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint

Account for overhead based on the following rates for any Major Construction project in excess of $ 50,000.00 :

A. 5.0 % of first $100,000 or total cost if less, plus

B. 3.0 % of costs in excess of $100,000 but less than $1,000,000, plus

C. 2.0 % of costs in excess of $1,000,000.

Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single project shall not be treated separately and the cost of drilling and workover wells and artificial lift equipment shall be excluded.

3. Catastrophe Overhead

To compensate Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill, blowout, explosion, fire, storm, hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Joint Property to the equivalent condition that existed prior to the event causing the expenditures, Operator shall either negotiate a rate prior to charging the Joint Account or shall charge the Joint Account for overhead based on the following rates:

A. 5.0 % of total costs through $100,000; plus

B. 3.0 % of total costs in excess of $100,000 but less than $1,000,000; plus

C. 2.0 % of total costs in excess of $1,000,000.

Expenditures subject to the overheads above will not be reduced by insurance recoveries, and no other overhead provisions of this Section III shall apply.

4. Amendment of Rates

The overhead rates provided for in this Section III may be amended from time to time only by mutual agreement between the Parties hereto if, in practice, the rates are found to be insufficient or excessive.

IV. PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS AND DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the Joint Property. Operator shall provide all Material for use on the Joint Property; however, at Operator's option, such Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, such disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders. Operator may purchase, but shall be under no obligation to purchase, interest of Non-Operators in surplus condition A or B Material. The disposal of surplus Controllable Material not purchased by the Operator shall be agreed to by the Parties.

1. Purchases

Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

2. Transfers and Dispositions

Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be priced on the following basis exclusive of cash discounts:

A. New Material (Condition A)

(1) Tubular Goods Other than Line Pipe

(a) Tubular goods, sized 2 3/8 inches OD and larger, except line pipe, shall be priced at Eastern mill published carload base prices effective as of date of movement plus transportation cost using the 80,000 pound carload weight basis to the railway receiving point nearest the Joint Property for which published rail rates for tubular goods exist. If the 80,000 pound rail rate is not offered, the 70,000 pound or 90,000 pound rail rate may be used. Freight charges for tubing will be calculated from Lorain, Ohio and casing from Youngstown, Ohio.

(b) For grades which are special to one mill only, prices shall be computed at the mill base of that mill plus transportation cost from that mill to the railway receiving point nearest the Joint Property as provided above in Paragraph 2.A.(1)(a). For transportation cost from points other than Eastern mills, the 30,000

pound Oil Field Haulers Association interstate truck rate shall be used.

(c) Special end finish tubular goods shall be priced at the lowest published out-of-stock price, f.o.b. Houston, Texas, plus transportation cost, using Oil Field Haulers Association interstate 30,000 pound truck rate, to the railway receiving point nearest the Joint Property.

(d) Macaroni tubing (size less than 2 3/8 inch OD) shall be priced at the lowest published out-of-stock prices f.o.b. the supplier plus transportation costs, using the Oil Field Haulers Association interstate truck rate per weight of tubing transferred, to the railway receiving point nearest the Joint Property.

(2) Line Pipe

(a) Line pipe movements (except size 24 inch OD and larger with walls ¾ inch and over) 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(b) Line Pipe movements (except size 24 inch OD) and larger with walls ¾ inch and over) less than 30,000 pounds shall be priced at Eastern mill published carload base prices effective as of date of shipment, plus the percent most recently recommended by COPAS ~~plus 20 percent~~, plus transportation costs based on freight rates as set forth under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(c) Line pipe 24 inch OD and over and ¾ inch wall and larger shall be priced f.o.b. the point of manufacture at current new published prices plus transportation cost to the railway receiving point nearest the Joint Property.

(d) Line pipe, including fabricated line pipe, drive pipe and conduit not listed on published price lists shall be priced at quoted prices plus freight to the railway receiving point nearest the Joint Property or at prices agreed to by the Parties.

(3) Other Material shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property.

(4) Unused new Material, except tubular goods, moved from the Joint Property shall be priced at the current new price, in effect on date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property. Unused new tubulars will be priced as provided above in Paragraph 2.A.(1) and (2).

B. Good Used Material (Condition B)

Material in sound and serviceable condition and suitable for reuse without reconditioning:

(1) Material moved to the Joint Property

At seventy-five percent (75%) of current new price, as determined by Paragraph A.

(2) Material used on and moved from the Joint Property

(a) At seventy-five percent (75%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as new Material or

(b) At sixty-five percent (65%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as used Material

(3) Material not used on and moved from the Joint Property

At seventy-five percent (75%) of current new price as determined by Paragraph A.

The cost of reconditioning, if any, shall be absorbed by the transferring property.

C. Other Used Material

(1) Condition C

Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph A. The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

(2) Condition D

Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on a basis commensurate with its use. Operator may dispose of Condition D Material under procedures normally used by Operator without prior approval of Non-Operators.

(a) Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight. Used casing, tubing or drill pipe utilized as line pipe shall be priced at used line pipe prices.

(b) Casing, tubing or drill pipe used as higher pressure service lines than standard line pipe, e.g. power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non upset basis.

(3) Condition E

Junk shall be priced at prevailing prices. Operator may dispose of Condition E Material under procedures normally utilized by Operator without prior approval of Non-Operators.

D. Obsolete Material

Material which is serviceable and usable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties. Such price should result in the Joint Account being charged with the value of the service rendered by such Material.

E. Pricing Conditions

(1) Loading or unloading costs may be charged to the Joint Account at the rate of twenty-five cents (25¢) per hundred weight on all tubular goods movements, in lieu of actual loading or unloading costs sustained at the stocking point. The above rate shall be adjusted as of the first day of April each year following January 1, 1985 by the same percentage increase or decrease used to adjust overhead rates in Section III, Paragraph 1.A.(3). Each year, the rate calculated shall be rounded to the nearest cent and shall be the rate in effect until the first day of April next year. Such rate shall be published each year by the Council of Petroleum Accountants Societies.

(2) Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new Material.

3. **Premium Prices**

Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator's actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators for such Material. ~~Each Non-Operator shall have the right, by so electing and notifying Operator within ten days after receiving notice from Operator, to furnish in kind all or part of his share of such Material suitable for use and acceptable to Operator.~~

4. **Warranty of Material Furnished By Operator**

Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

V. INVENTORIES

The Operator shall maintain detailed records of Controllable Material.

1. **Periodic Inventories, Notice and Representation**

At reasonable intervals, inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken. Failure of Non-Operators to be represented at an inventory shall bind Non-Operators to accept the inventory taken by Operator.

2. **Reconciliation and Adjustment of Inventories**

Adjustments to the Joint Account resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory. Inventory adjustments shall be made by Operator to the Joint Account for

overages and shortages, but, Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3. **Special Inventories**

Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Joint Property. It shall be the duty of the party selling to notify all other Parties as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be governed by such inventory. In cases involving a change of Operator, all Parties shall be governed by such inventory.

4. **Expense of Conducting Inventories**

A. The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties.

B. The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to change of Operator shall be charged to the Joint Account.

Exhibit "D"

Attached to and made a part of that certain Operating Agreement dated ______, 2006 by and between Chesapeake Exploration Limited Partnership, as Operator and Nathan Oil Partners, L.P., as Non-Operator

1. Operator shall procure and maintain, at all times while conducting operations under this Agreement, the following insurance coverages with limits not less than those specified below:

A.	Worker's Compensation	Statutory
	Employer's Liability	$100,000 each accident
B.	Comprehensive General Liability including:	
	(a) property damage and bodily injury liability including, but not limited to, losses resulting from explosion, collapse, underground damage; and (b) contractual liability assumed under this Agreement.	$1,000,000 Combined single limit
C.	Comprehensive Automobile Liability covering owned, non-owned and hired vehicles.	$1,000,000 Combined single limit
D.	Umbrella Liability in excess of A (except Worker's Compensation), B, and C above.	$20,000,000 Combined single limit
E.	Cost of Well Control and Operator's Extra Expense, including Care, Well Control Custody, and Control Coverage	$5,000,000 OEE and $250,000 CCC

2. The insurance described in 1. above shall be carried at the joint expense of the parties hereto and all premiums and other costs and expenses related thereto shall be charged to the Joint Account in accordance with the Accounting Procedure attached as Exhibit "C" to this Agreement, unless prior to spud a Non-Operator who desires to provide its own insurance provides Operator with a certificate of insurance evidencing such individual coverage.

3. Operator shall use every reasonable effort to have its contractors and subcontractors comply with applicable Worker's Compensation laws, rules and regulations and carry such insurance as Operator may deem necessary.

4. Operator shall not be liable to Non-Operator for loss suffered because of insufficiency of the insurance procured and maintained for the Joint Account nor shall Operator be liable to Non-Operator for any loss occurring by reason of Operator's inability to procure or maintain the insurance provided for herein. If at any time during the term of this Agreement, Operator is unable to procure or maintain said insurance, Operator shall promptly so notify Non-Operator in writing.

5. In the event of loss not covered by the insurance provided for herein, such loss shall be charged to the Joint Account and borne by the parties in accordance with their respective percentage of participation as determined by this Agreement.

6. Any party hereto may individually and at its own expense procure such additional insurance as it desires; provided, however, such party shall provide Operator with a certificate of insurance evidencing such coverage before spud of the well and such coverage includes waivers by the insurer of all right of subrogation in favor of the other parties.

Exhibit "E"

Attached to and made a part of that certain Operating Agreement dated ______, 2006 by and between Chesapeake Exploration Limited Partnership, as Operator and Nathan Oil Partners, L.P., as Non-Operator

GAS STORAGE AND BALANCING AGREEMENT

The parties to the Operating Agreement to which this gas storage agreement is attached own the working interest in the gas rights underlying the Contract Area covered by such agreement in accordance with the percentages of participation as set forth in Exhibit "A" to the Operating Agreement.

In accordance with the terms of the Operating Agreement, each party thereto has the right to take its share of gas produced from the Contract Area and market the same. In the event any of the parties hereto is not able to market its share of gas or has contracted to sell its share of gas produced from the Contract Area to a purchaser which is unable at any time while this agreement is in effect to take the share of gas attributable to the interest of such party, the terms of this storage agreement shall automatically become effective.

During the period or periods when any party hereto is not selling or otherwise disposing of its share of gas produced from the Contract Area, or its purchaser is unable to take its share of gas produced from the Contract Area, the other parties shall be entitled to produce each month one hundred percent (100%) of the allowable gas production assigned to such Contract Area and shall be entitled to take and deliver to its or their purchaser all of such gas production. All parties hereto shall share in and own the liquid hydrocarbons recovered from such gas by lease equipment in accordance with their respective interests and subject to the Operating Agreement to which this gas storage agreement is attached, but the party or parties taking such gas shall own all of the gas delivered to its or their purchaser. Each party not selling or otherwise disposing of its share of the gas produced shall be credited with gas in storage equal to its share of the gas produced and metered under this Agreement. A non-consenting party pursuant to Article VI of this Operating Agreement shall be credited with only its proportionate share of gas against its non-consent penalties regardless of what share such owner's purchaser is taking at any given time.

Each party taking gas shall furnish the Operator a monthly statement of gas taken. The Operator will maintain a current account of the gas balance between the parties and will furnish all parties hereto monthly statement showing the total quantity of gas taken and/or sold by each party and the monthly and accumulative over and under delivered of each party.

Each party producing and/or delivering gas to its purchaser shall pay any and all production taxes due on such gas.

At all times while gas is produced from the Contract Area, each party hereto will make settlement with all royalty owners for said unit as required by applicable regulations. Each party hereto agrees to hold each other party harmless from any and all claims for royalty payments asserted by royalty owners to whom each party in accountable.

After notice to the Operator, any party at any time may begin taking or delivering to its purchaser its share of the gas produced from the Contract Area. In addition to its share, each party, including the Operator, until it has recovered its gas in storage and balanced the gas account as to its interest, shall be entitled to take or deliver to a purchaser a volume of gas equal to twenty-five percent (25%) of the overproduced party or parties' share of gas produced from the Contract Area. If two or more parties are entitled to twenty-five percent (25%) of the overproduced party or parties' share of gas produced, they shall divide such twenty-five percent (25%) in accordance with their percentage of participation in the Contract Area.

Should production of gas be discontinued before the gas account is balanced, a monetary settlement will be made between the under produced and overproduced parties. In making such settlement, each overproduced party shall remit to the Operator an amount of money that such party received for its overproduction, less taxes theretofore paid, for a volume of gas equal to its overproduction.

Each party to the Joint Operating Agreement, whether under produced or overproduced, is responsible for its share of lease operating expenses.

Exhibit "F"

Attached to and made a part of that certain Operating Agreement dated ______, 2006 by and between Chesapeake Exploration Limited Partnership, as Operator and Nathan Oil Partners, L.P., as Non-Operator

STATE OF OKLAHOMA)
) SS:
COUNTY OF OKLAHOMA)

WHEREAS, Chesapeake Exploration Limited Partnership, as Operator, having a notice address of P.O. Box 18496, Oklahoma City, Oklahoma 73154-0496 and_________, having a notice address of ____________________, Non-Operators have entered into that certain Operating Agreement dated effective on _____________, 2006, covering oil and gas operations being conducted on those certain lands described in Exhibit "A" (the "Contract Area"), attached hereto and made a part hereof, as said Exhibit may be amended from time to time; and

WHEREAS, Operator and Non-Operators desire to give third parties record notice of the existence of said Operating Agreement and of the rights and obligations of Operator and Non-Operators thereunder.

NOW, THEREFORE, for and in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Operator and Non-Operators hereby stipulate and agree as follows:

I.

The Operating Agreement is on an A.A.P.L. form 610-1982 Model Form Operating Agreement, as amended by the parties, plus attachments.

II.

Article VI.C. grants each party to the Operating Agreement the right to take in kind its proportionate share of all oil and gas produced from the Contract Area. Additionally, the parties have agreed to be bound by a volumetric Gas Balancing Agreement which is attached as Exhibit "E" to the Operating Agreement.

III.

Pursuant to Article VII.B., each Non-Operator mortgages to Operator, and grants to Operator a lien upon, its oil and gas leasehold estates and "oil and gas interests", as that term is defined in Article I.C. thereof, in the Contract Area, and grants to Operator a security interest in its share of oil or gas when extracted from the Contract Area and its interest in all equipment located thereon to secure payment of its share of expense under the Operating Agreement (including costs of investigation, defenses and payment of any final judgment or settlement for damages arising out of operations thereunder), together with interest thereon in accordance with the Operating Agreement, in addition to any other remedies available to Operator in law or pursuant to the Operating Agreement. Upon default by a Non-Operator in the payment of its share of expense, without prejudice to any other rights and remedies, Operator shall have the right to collect from the purchaser of production from the Contract Area the proceeds from the sale of such Non-Operator's share of oil or gas produced and sold from the Contract Area until the amount owed by Non-Operator, including interest, has been paid. Each purchaser of oil and gas produced from the Contract Area shall be entitled to rely upon Operator's written statement concerning the amount of any default. Operator grants a like mortgage, lien and security interest to the Non-Operators to secure payment of Operator's proportionate share of expense.

If Operator pays a defaulting party's share of any costs or expenses pursuant to Article VII. B.4 of the Operating Agreement, all other parties to the Operating Agreement, including Non-Operators shall, upon being billed by Operator, contribute their proportionate share of all sums advanced by Operator for and on behalf of the defaulting party. Such contributing parties shall in addition to any other right they may have hereunder receive a share of any interest in the Contract Area forfeited by the defaulting party as well as any percentage penalty recoupment from such defaulting party. The share for each such contributing party shall be in proportion to its contribution.

IV.

This Memorandum shall constitute a Financing Statement covering oil and gas extracted from the Contract Area to the extent that such oil and gas is owned by a defaulting party under the Operating Agreement. This Mortgage and Financing Statement shall be filed for record in the real estate records of any county or parish in which the contract Area is situated and/or the Secretary of State and shall be filed by Operator upon its own motion or upon the request of any Non-Operator. Each of the undersigned Non-Operators shall be considered as both a debtor, to the extent that such party has failed to pay his or its share of expense, and as a secured party mortgagee.

V.

In addition to the lien contained in Article VII.B. of the Operating Agreement, the Gas Balancing Agreement attached as Exhibit "E" to the Operating Agreement provides that each overproduced party grants a lien to each Underproduced Party upon its leasehold interest and upon its interest in gas production and the proceeds therefrom, and upon its interest in material and equipment, to the extent and so long as the Overproduced Party is overproduced, to secure its balancing obligations, both in kind and in cash, which lien shall be inferior and subject to the Operator's lien as provided in Article VII.B. of the parties Operating Agreement.

VI.

Operator may, on behalf of all parties, terminate the effect of this Memorandum as to all or any portion of the Contract Area by recording a full or partial release hereof.

VII.

Any party requiring additional information concerning the rights and obligations of the parties under the Operating Agreement may contact the Operator at the following address:

OPERATOR: Chesapeake Exploration Limited Partnership by its
General Partner, Chesapeake Operating, Inc.
P.O. Box 18496
Oklahoma City, Oklahoma 73154
Attn: Henry J. Hood

VIII.

This Memorandum may be executed in any number of counterparts, each of which shall be considered an original for all purposes and shall be binding upon the heirs, successors and assigns of the parties. The Operator is hereby authorized to compile the signature and notary pages from each of the counterparts in order to have one instrument containing signature and notarial acknowledgments for all parties for recording purposes.

EXHIBIT "C"

ATTACHED TO AND MADE A PART OF THAT CERTAIN LETTER AGREEMENT DATED APRIL 3, 2006 BY AND BETWEEN CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP, AS OPERATOR AND NATHAN OIL PARTNERS, LP, AS NON-OPERATOR

ASSIGNMENT OF OIL AND GAS LEASES

STATE OF TEXAS)
) KNOW ALL PERSONS BY THESE PRESENTS:
COUNTY OF EDWARDS)

Nathan Oil Partners, LP whose address is 3rd Floor, 346 Kensington High Street, London W14 8NS, UK ("Assignor"), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby GRANT, BARGAIN, SELL, TRANSFER, ASSIGN and CONVEY unto Chesapeake Exploration Limited Partnership, an Oklahoma limited partnership, whose mailing address is P.O. Box 18496, Oklahoma City, Oklahoma 73154-0496, ("Assignee"), all of Assignor's right, title and interest as shown on Exhibit "A" attached hereto and made a part hereof ("said leases").

This Assignment is made without warranty of title, express or implied, other than by, through and under Assignor. This Assignment is subject to the reservations, conditions and covenants, if any, provided for herein; the terms and conditions of said leases; and is subject to all existing leasehold burdens of record.

This Assignment is subject to all the applicable terms and provisions of that certain unrecorded Letter Agreement dated April 3, 2006, by and between Assignor and Assignee.

The terms, covenants and conditions hereof shall be binding upon and shall insure to the benefit of Assignor and Assignee, their respective successors, heirs and assigns; and such terms, covenants and conditions shall be covenants running with said leases and with each transfer or assignment of said leases, or interest therein.

IN WITNESS WHEREOF, this instrument is dated the ____ day of __________, 2006, but effective as of the date of each of the said leases.

NATHAN OIL PARTNERS, LP,
a Texas limited partnership

By: ______________________________
Rick Jeffs, Manager
Nathan Oil Operating Co., LLC,
a Texas limited liability company, General Partner

STATE OF____________________________)
)§
COUNTY OF__________________________)

This instrument was acknowledged before me on this _____ day of __________, 2006, by Rick Jeffs, as Manager, Nathan Operating, LLC, as General Partner, of Nathan Oil Partners, L.P., a Texas limited partnership on behalf of said limited partnership.

Exhibit "A"

Attached to and made a part of that certain Assignment of Oil and Gas Leases from **Nathan Oil Partners, LP,** as Assignor, to Chesapeake Exploration Limited Partnership, as Assignee, dated_______________, 2006, covering lands located in __________ County, Texas.

INSOFAR AND ONLY INSOFAR as the following described Oil & Gas Leases cover the wellbore and the production therefrom.

Description of Leases:

Lessor:
Lessee:
Lease Date:
Recorded: Volume Page
Legal Desc:

Lessor:
Lessee:
Lease Date:
Recorded: Volume Page
Legal Desc:

*Only insofar as said leases cover those depths below 1,500'.

EXHIBIT "D"

ATTACHED TO AND MADE A PART OF THAT CERTAIN LETTER AGREEMENT DATED APRIL 3, 2006 BY AND BETWEEN CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP, AS OPERATOR AND NATHAN OIL PARTNERS, LP, AS NON-OPERATOR

ASSIGNMENT OF WELLBORE INTEREST

STATE OF TEXAS)
)§: KNOW ALL PERSONS BY THESE PRESENTS:
COUNTY OF EDWARDS)

Whereas, **Chesapeake Exploration Limited Partnership**, whose address is, P. O. Box 18496, Oklahoma City, Oklahoma 73154-0496, hereinafter referred to as Assignor, is the owner of the oil and gas lease(s) identified hereinafter.

Now, therefore, for and in consideration of Ten Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby grants, bargains, sells, conveys, assigns, and delivers unto Nathan Oil Partners, LP, whose address is 3rd Floor, 346 Kensington High Street, London W14 8NS, United Kingdom, hereinafter referred to as Assignee, a ______ percent (____%) interest in and to the right, title, and interest of the oil and gas lease(s) identified on Exhibit "A" attached hereto and made a part hereof, INSOFAR AND ONLY INSOFAR as said leases cover and grant rights in and to the wellbore of ________________ well located in __________________ Edwards, County, Texas, together with a like interest in the production obtained from said wellbore and the equipment, personal property and fixtures associated therewith.

This Assignment is made subject to all existing leasehold burdens of record.

This Assignment is subject to all the applicable terms and provisions of that certain unrecorded Letter Agreement dated April 3, 2006, by and between Assignor and Assignee.

The terms and provisions hereof shall extend to and be binding upon Assignor and Assignee and their respective heirs, successors and assigns.

Executed this ________ day of _________________ 2006, but effective this _______ day of ___________, 2006.

ASSIGNOR

CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP,
an Oklahoma limited partnership

By: ____
Henry J. Hood, Senior Vice President - Land and Legal
Chesapeake Operating, Inc., General Partner

STATE OF OKLAHOMA)
) §
COUNTY OF OKLAHOMA)

This instrument was acknowledged before me on this _____ day of _______________, 2006, by Henry J. Hood, as Senior Vice President - Land and Legal of Chesapeake Operating, Inc., as General Partner of Chesapeake Exploration Limited Partnership, on behalf of said limited partnership.

____
Notary Public

My Commission Expires:

____

EXHIBIT "A"

Attached to and made a part of that certain Assignment of Wellbore Interest dated this _______ day of ________________ 2006, by and between Chesapeake Exploration Limited Partnership, as Assignor, to Nathan Oil Partners, as Assignee.

The following land and lease(s) are located in Edwards County, Texas:

LESSOR:
LESSEE:
DATE:
RECORDED:
DESCRIPTION: